Exhibit 4.6

RESTRICTED SHARE AGREEMENT

HIGHWAY HOLDINGS LIMITED

2020 STOCK OPTION AND RESTRICTED STOCK PLAN

1. Terms of Award. We are pleased to inform you that you have been awarded the following Common Shares (“Restricted Shares”) under the Highway Holdings Limited 2020 Stock Option and Restricted Stock Plan (the “Plan”), a copy of which is attached hereto as Exhibit A. Capitalized terms used but not defined in this Restricted Share Agreement (this “Agreement”) shall have the meanings set forth in the Plan.

Name of Participant: Roland Kohl

Number of Restricted Shares: 300,000

Date of Grant: May 13th , 2023

Vesting Schedule:

Subject to acceleration of vesting as provided in the Plan and to the limitations contained herein, the maximum 300,000 Restricted Shares shall “vest,” and no longer be subject to forfeiture, in up to three tranches upon the achievement of one or more of the events specified below (each, a “Milestone Event”); provided that vesting will cease upon the termination of your services to the Company or its Subsidiaries.

●	100,000 of the Restricted Shares shall vest upon the establishment by the Company or one of its Subsidiaries of a first merger and/or acquisition project within five (5) years of the Date of Grant, subject to the approval of the majority of independent board members.

●	100,000 of the Restricted Shares shall vest upon the establishment by the company or one of its Subsidiaries of a second merger and/or acquisition project within five (5) years of the Date of Grant, subject to the approval of the majority of independent board members.

●	A total 300,000 or whatever balance of Restricted Shares remains up to the total of 300,000 Restricted Shares shall vest upon the consummation of a reverse merger, approved by the majority of the independent board members, within five (5) years of the Date of Grant.

●	The determination of the vesting of any Restricted Shares shall be made in good faith by the Board. Upon the request of the Company’s Chief Executive Officer, the Board shall meet and make a determination as to whether any Milestone Event has been successfully accomplished. All determinations under this Agreement, including the achievement of a Milestone Event, shall be made exclusively by the independent Directors.

2. Vesting of Restricted Shares. The Restricted Shares that shall have vested at any time in accordance with the vesting schedule referenced in this Agreement are referred to as “Vested Shares,” and the Restricted Shares that shall not have vested are referred to as “Unvested Shares.” If your employment or service to the Company or its Subsidiaries is terminated for any reason, (i) all of the Restricted Shares that are Unvested Shares as of such termination date will immediately and automatically be forfeited and reconveyed to the Company and will be cancelled on the Company’s stock books, (ii) the Company promptly will pay you the purchase price, if any, paid hereunder by you for the Unvested Shares, and (iii) you will immediately and automatically cease to have any ownership right in any and all Unvested Shares as of such termination date. In such event, the terms and provisions of this Agreement and of the Plan will remain in full force and effect with respect to any Vested Shares. As of the Date of Grant, all of the Restricted Shares are Unvested Shares and are subject to a risk of forfeiture and the transfer restrictions described in this Agreement.

3. Number of Shares. The nature and number of the Restricted Shares referenced in this Agreement may be adjusted from time to time as provided in subparagraph 6(b) of the Plan. The terms of the Plan and of the Restricted Shares also may be amended as provided in paragraph (11) of the Plan.

4. Method of Payment. The purchase price, if applicable, of the Restricted Shares may be paid to the Company in the manner specified in subparagraph 9(b) of the Plan.

5. Shareholder Rights. From the award date and for so long as the Unvested Shares shall not have been forfeited as provided in paragraph 2, above, you will have the right to vote the Restricted Shares and to receive with respect to the Restricted Shares any cash or stock dividends that the Company may declare regarding the Common Shares; provided, however, that any cash or stock dividend payable in Common Shares also will be deemed to be Restricted Shares under this Agreement and will be retained by the Company in escrow for your benefit until the Unvested Shares on which such dividend was paid have vested. Any and all cash and stock dividends and other distributions that are made or paid by the Company on Unvested Shares that are forfeited by you pursuant to the provisions of this Agreement shall also be automatically forfeited by you pursuant to Section 2 above.

6. Stock Certificates. Concurrently with your payment of the purchase price, if any, of the Restricted Shares, the Company will issue one or more stock certificates in your name evidencing the Restricted Shares. The Company shall retain the same and any other stock certificate or certificates that evidence Unvested Shares at any time. You agree to execute such further instruments and to take such further actions as the Company may deem necessary or advisable for purposes of facilitating the enforcement of this Agreement and of the Plan. You acknowledge and agree that all certificates evidencing Unvested Shares will bear substantially the following legend:

The transferability of the shares represented by this certificate are subject to the terms and conditions (including forfeiture) of a Restricted Share Agreement entered into between the registered owner and Highway Holdings Limited. A copy of such agreement is on file in the offices of the Secretary of the Company.

In addition, the Company will make a notation regarding the restrictions on transfer of the Restricted Shares in its stock books, and shares of the Restricted Shares will be transferred on the books of the Company only if transferred or sold in accordance with the terms and provisions of this Agreement and of the Plan. Upon your request at any time, the Company will deliver to you a stock certificate, or if the Common Shares are no longer certificated, a registration of stock, in your name evidencing Vested Shares.

7. Tax Obligations. You will be solely responsible for the payment of any and all federal, state, local and foreign taxes of any jurisdiction that may be imposed on you by reason of your acquisition of the Restricted Shares and any vesting and subsequent sale of the Vested Shares. You agree to make appropriate arrangements with the Company or its Subsidiaries for the satisfaction of all federal, state, local and foreign income and employment tax withholding requirements applicable to the receipt or vesting of the Restricted Shares. If requested by the Company to comply with applicable tax laws, you hereby authorize any required tax withholding with respect to the Restricted Shares (including, without limitation, by the Company’s deduction of such required withholding from compensation and other amounts payable to you by the Company). You acknowledge and agree that the Company may refuse to issue the Restricted Shares or the Vested Shares if all required tax withholding amounts are not satisfied.

8. Transferability. The transferability restrictions and provisions contained in subparagraph 9(c) of the Plan are incorporated into and made a part of this Agreement.

9. Restricted Shares Not an Employment Contract. The award of the right to acquire Restricted Shares is not an employment or service contract, and nothing in the award will create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or its Subsidiaries or any obligation of the Company or its Subsidiaries to continue your employment or service.

10. Plan Controls. The Restricted Shares are awarded under the Plan. The terms and provisions contained in the Plan are incorporated into and made a part of this Agreement, and this Agreement will be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan will be controlling and determinative. Unless otherwise defined, defined terms used in this Agreement have the meanings ascribed to them in the Plan.

11. Notices. Notices and communications regarding the Restricted Shares must be in writing and either personally delivered, by facsimile to the number provided below, or sent by regular mail. Notices to the Company must be addressed to its address set forth on the signature page of this Agreement or any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then on file with the Company, or at any other address given by you in a written notice to the Company as provided herein.

12. Binding Effect. Except as otherwise provided in this Agreement or in the Plan, the terms and provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13. Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

14. Severability. Every provision of this Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining provisions of this Agreement or of the Plan.

15. Amendment. This Agreement may not be modified or amended except by an instrument in writing, signed by a duly authorized representative of the Company, provided that no such amendment materially adversely affecting your rights hereunder may be made without your written consent.

16. Governing Law. This Agreement shall be interpreted, administered and otherwise subject to the laws of British Virgin Islands (disregarding choice-of-law provisions).

17. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the right to acquire Restricted Shares is awarded under and governed by the terms and provisions of this Agreement and of the Plan.

HIGHWAY HOLDINGS LIMITED

By:	/s/ Roland Kohl
	Name:	Roland Kohl, Chief Executive Officer

Address: Suite 1801, Level 18, Landmark North 39 Lung Sum Avenue Sheung Shui New Territories, Hong Kong Facsimile number: (852) 2343-4976

The undersigned hereby accepts the award of the right to acquire Restricted Shares on the terms and provisions of this Agreement and of the Plan.

Participant: Roland Kohl

Signature:	/s/ Roland Kohl

Address:

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